Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

 We hereby consent to the incorporation by reference in this Registration Statement of Trico Marine Services, Inc. and Subsidiaries of our report dated February 28, 2002 relating to the consolidated financial statements as of December 31, 2001 and 2000, and for the three years ended December 31, 2001, which appear in the Form 8-K dated July 31, 2002.

            /s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana
August 1, 2002